                                                          Exhibit 10 (iii)(A) 13



Description of the Lucent Technologies Inc. Supplemental Pension Plan


         The Company has adopted, effective for employees retiring on or after January 1, 1998, the Lucent Technologies Inc. Supplemental Pension Plan (the "Plan"). The Plan will replace the Lucent Technologies Inc. Non-Qualified Pension Plan, the Lucent Technologies Inc. Excess Benefit and Compensation Plan and the Lucent Technologies Inc. Officer Long-Term Disability and Survivor Protection Plan. The Plan is intended to provide benefits which may not be provided under the Lucent Technologies Inc. Management Pension Plan (the "MPP") because of limitations in the Internal Revenue Code of 1986. The Plan also provides for a minimum pension for executive officers and supplemental pension benefits for certain management employees.

         The Plan is a non-qualified, non-contributory plan and benefits paid under the Plan are paid from the Company's general assets. Annual pension benefits are computed on an adjusted career average pay basis. For retirements on or after January 1 , 1999, a participant's adjusted career average pay is equal to 1.4% of the sum of the individual's (a) average annual pay for the five years ending December 31, 1998 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1999, plus (b) pay subsequent to December 31, 1998 (including the annual bonus paid in December 1997), plus (c) annual bonus award paid in December 1997. Under the Plan, pay consists of base salary and annual bonus awards, to the extent that such amounts are not considered for purposes of determining benefits under the MPP.

         The normal retirement age under the Plan is 65; however, retirement before age 65 can be elected. Employees who are at least age 50 with at least 15 years of service are eligible to retire with reduced benefits. If an employee's age (must be 50 or older) plus years of service, when added together, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus service is less than 75.

         The Plan also provides executive officers with minimum pension benefits. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards, subject to reduction for pensions paid under other Company plans.

         The Plan also provides a supplemental pension benefit to certain management employees who were hired at age 35 or over at specified levels and who terminate with at least five years service at such level. The plan provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the Management Pension Plan.